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                                                                    EXHIBIT 99.1




                                    Contact:      Kevin R. Sayer
                                                  Chief Financial Officer
                                                  (818) 362-5958
                                                  MiniMed Inc.


                                                  Investor Relations
                                                  Morgen-Walke Associates
                                                  Robert P. Jones/Dory Lombardo
                                                  (212) 850-5600



         MINIMED INC. ANNOUNCES RECORD SECOND QUARTER SALES AND EARNINGS


                 --NET INCOME INCREASES 77% ON 41% SALES GAIN--
          -- COMPANY ANNOUNCES 2-FOR-1 STOCK SPLIT AS STRONG FINANCIAL
                            PERFORMANCE CONTINUES --


     Sylmar, California, July 19, 2000--MiniMed Inc. (Nasdaq: MNMD) today announced financial results for the second quarter and six months ended June 30, 2000. The Company also announced today that its Board of Directors has declared a 2-for-1 stock split, in the form of a stock dividend, which will result in the issuance of one additional share of common stock for every share of common stock outstanding, increasing the total number of diluted shares outstanding to approximately 67 million. The Company stated the stock split will be effective August 2, 2000 for holders of record at the close of business on that date and will be distributed on August 18, 2000.

     For the second quarter of 2000 revenues grew approximately 41% to $69.4 million over the $49.1 million reported in the comparable quarter of 1999. Net income increased at a faster rate of 77% to $8.6 million, or $0.26 per share on a diluted basis, compared to net income of approximately $4.9 million, or $0.16 per share on a diluted basis, reported in last year's comparable quarter. For the six months ended June 30, 2000, revenues grew 44% to $129.7 million compared to $90.0 million in the comparable 1999 period. Net income increased 72% to $14.9 million, or $0.45 per share on a diluted basis, compared to net income of approximately $8.7 million, or $0.29 per share on a diluted basis, reported in first half of fiscal 1999.







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     Commenting on the quarter, Alfred E. Mann, Chairman and Chief Executive
Officer stated, "We are pleased to report another quarter of solid financial growth and progress for MiniMed. Our strong revenue increase continues to be driven by world-wide insulin pump placement growth, which exceeded 42% during the quarter. We are also pleased with our ability to drive earnings growth, particularly in light of the 1999 completion of our research and development agreement which provided the 1999 second quarter with $1.5 million in income." Mr. Mann added, "The recently-completed American Diabetes Association meetings further strengthened our commitment to providing solutions for this chronic condition and has generated continued excitement about our efforts and achievements to date. Further, the Board's decision to approve another stock split demonstrates continued optimism and confidence about the Company's future."

     Terrance H. Gregg, President and Chief Operating Officer, commented, "We remain on schedule with our consumer sensor project, which continues to be our top priority. We expect to file our supplemental PMA for this product in August, and anticipate FDA approval in the first quarter of 2001. Already, our continuous glucose monitoring system, currently utilized by physicians, is beginning to make a significant impact upon the treatment of diabetes. We also continue to make progress in our other new product development efforts. Clinical trials for both our pre-filled insulin cartridges and our disposable infusion system for Type 2 diabetes will begin later this year and we are hopeful of sales of these products during fiscal 2002. With respect to U.S. regulatory approval for our implantable pump system, we already have filed three modular segments of the PMA for the device and are working with Aventis on the final requirements for the NDA application for the insulin."

     MiniMed Inc. designs, develops, manufactures and markets advanced infusion systems with a primary emphasis on the intensive management of diabetes. The Company's products include external pumps and related disposables, a first generation continuous glucose monitoring system as well as exclusive marketing rights to an implantable insulin pump, which is currently approved for distribution in the European Community and has not yet been cleared for marketing in the U.S. The Company is also developing new infusion systems to deliver compounds designed to treat a variety of medical conditions.





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     This Press Release contains statements that are forward-looking, including statements relating to future results of operations, growth or capital, the development, regulatory approval, manufacture, introduction, distribution, and commercial acceptance of new products, the conduct of clinical trials, the timing of any regulatory filings or approvals relating to new products (including, without limitation, MiniMed's consumer sensor, pre-filled insulin cartridges and disposable infusion system), the ability to adequately fund new products, clinical and regulatory activities, and the growth of our business, the ability of MiniMed to provide solutions for diabetes and its treatment, and the impact of our continuous glucose monitoring system on the treatment of diabetes, are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that, although MiniMed believes that its expectations are based on reasonable assumptions, forward-looking statements involve risks and uncertainties which may affect MiniMed's business and prospects, including changes in economic and market conditions, the results of clinical trials, acceptance of MiniMed's products by the health care and reimbursement communities, health care legislation and regulation, new developments in diabetes therapy, the ability to obtain administrative and regulatory approvals for products currently in development, competitive developments, changes in MiniMed's capital requirements, and other factors discussed in the Company's filings with the Securities and Exchange Commission.


                               (tables to follow)







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                                  MINIMED INC.
                     CONDENSED CONSOLIDATED INCOME STATEMENT
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                       Three Months Ended               Six Months Ended
                                                       ------------------               ----------------
                                               June 30, 2000       July 2, 1999   June 30, 2000      July 2, 1999
                                               -------------      ------------    -------------      ------------
                                                (unaudited)        (unaudited)     (unaudited)       (unaudited)
Net sales                                        $  69,411            $  49,083       $ 129,749        $  89,994
Cost of sales                                       22,155               16,280          41,746           30,118
                                                 ---------            ---------       ---------        ---------
    Gross profit                                    47,256               32,803          88,003           59,876
                                                 ---------            ---------       ---------        ---------
Operating expenses:
    Selling, general and administrative             29,201               20,167          55,104           37,535
    Research and development                         7,415                6,572          15,219           11,868
    Research and development contract                  --                (1,500)            --            (3,000)
                                                 ---------            ---------       ---------        ---------
Total operating expenses                            36,616               25,239          70,323           46,403
                                                 ---------            ---------       ---------        ---------
Operating income                                    10,640                7,564          17,680           13,473
Other income                                         2,037                  573           4,759              737
                                                 ---------            ---------       ---------        ---------
Pretax income                                       12,677                8,137          22,439           14,210
Provision for income taxes                           4,055                3,264           7,569            5,555
                                                 ---------            ---------       ---------        ---------
Net income                                       $   8,622            $   4,873       $  14,870        $   8,655
                                                 =========            =========       =========        =========

Basic earnings per share                         $    0.27            $    0.17       $    0.47        $    0.31
                                                 =========            =========       =========        =========

Basic weighted average shares outstanding       31,775,000           28,455,000      31,600,000       28,301,000
                                                ==========           ==========      ==========       ==========

Diluted earnings per share                       $    0.26            $    0.16       $    0.45        $    0.29
                                                 =========            =========       =========        =========

Diluted weighted average shares outstanding     33,553,000           30,302,000      33,370,000       30,163,000
                                                ==========           ==========      ==========       ==========





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                                  MINIMED INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                               June 30, 2000                December 31, 1999
                                                               -------------                -----------------
                                                                (unaudited)
ASSETS
CURRENT ASSETS
  Cash, cash equivalents and short-term investments               $  179,443                        $ 170,434
  Accounts receivable, net of allowances                              69,052                           65,938
  Inventories                                                         30,175                           19,338
  Deferred income taxes                                                8,755                            9,973
  Income taxes receivable                                              4,000                            5,761
  Prepaid expenses and other current assets                            7,538                            7,602
                                                                  ----------                        ---------
TOTAL CURRENT ASSETS                                                 298,963                          279,046

  Note receivable from affiliate                                       3,600                            3,600
  Long-term investments                                               22,038                            8,552
  Property and equipment, net                                         55,575                           44,631
  Other assets                                                        19,174                           17,969
                                                                  ----------                        ---------
TOTAL ASSETS                                                      $  399,350                        $ 353,798
                                                                  ==========                        =========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Notes payable--current portion                                  $    1,000                        $   1,000
  Accounts payable                                                     7,678                            3,573
  Accrued payroll and related expenses                                 8,568                           10,713
  Accrued warranties                                                   3,586                            3,859
  Other accrued expenses                                               4,445                            6,010
                                                                  ----------                        ---------
TOTAL CURRENT LIABILITIES                                             25,277                           25,155
  Deferred income taxes                                                5,205                            1,545
STOCKHOLDERS' EQUITY
  Common stock                                                           361                              317
  Paid in capital                                                    298,992                          280,825
  Accumulated other comprehensive income                              11,620                            2,931
  Retained earnings                                                   57,895                           43,025
                                                                  ----------                        ---------
TOTAL STOCKHOLDERS' EQUITY                                           368,868                          327,098
                                                                  ----------                        ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $  399,350                        $ 353,798
                                                                  ==========                        =========